Exhibit 8.1
July 15, 2008
Stone Energy Corporation
625 East Kaliste Saloom Road
Lafayette, LA 70508
Ladies and Gentlemen:
     We have acted as your counsel in connection with the proposed acquisition by merger (the “Merger”) of Bois d’Arc Energy, Inc. (“Bois d’Arc”), a Nevada corporation, by Stone Energy Corporation (“Stone”), a Delaware corporation, pursuant to the Agreement and Plan of Merger, dated as of April 30, 2008 (the “Merger Agreement”), as described in the Registration Statement on Form S-4 (Registration No. 333-151509) filed with the Securities and Exchange Commission by Stone on June 6, 2008, as amended on July 15, 2008 (the “Registration Statement”) to which this opinion is an exhibit. All capitalized terms used but not defined herein have the meanings ascribed to them in the Merger Agreement.
     In rendering our opinion, we are relying upon the accuracy and completeness at all relevant times of the facts, information, statements, representations, warranties and covenants contained in (i) the Merger Agreement, (ii) the Registration Statement, and (iii) such other information and documentation as we have deemed necessary or appropriate. In addition, we have assumed that (a) the Merger will be consummated in the manner contemplated by, and in accordance with the provisions of, the Merger Agreement and the Registration Statement, and that none of the terms and conditions contained in the Merger Agreement will be waived or modified; (b) the Merger will be effective under the laws of the states of Delaware and Nevada; (c) the facts, statements and representations contained in the Merger Agreement and the Registration Statement are true, correct and complete, and all such statements, facts and representations will remain true, correct and complete; and (d) all statements and representations made in the Merger Agreement “to the knowledge of” or similarly qualified are and will be true, correct and complete as if made without such qualification.
     Subject to the assumptions, exceptions, qualifications and limitations stated herein and in the Registration Statement, we hereby confirm that the conclusions of law with respect to United States federal income tax matters set forth in the Registration Statement under the heading “Certain Material U.S. Federal Income Tax Consequences of the Merger” are accurate and complete in all material respects.

Vinson & Elkins LLP Attorneys at Law	First City Tower, 1001 Fannin Street, Suite 2500
Austin Beijing Dallas Dubai Hong Kong Houston	Houston, TX 77002-6760
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July 15, 2008 Page 2
     Our opinion is based upon (i) current provisions of the Internal Revenue Code of 1986, as amended, (ii) existing Treasury regulations thereunder, (iii) current administrative rulings of the Internal Revenue Service and (iv) court decisions, all of which are subject to change at any time possibly with retroactive effect. Any change in applicable law or facts and circumstances surrounding the Merger, or any inaccuracy in the statements, facts, assumptions and representations on which our opinion is based could affect our conclusions.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement. This consent does not constitute an admission that we are “experts” within the meaning of such term as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder.
Very truly yours,
/s/ VINSON & ELKINS L.L.P.
Vinson & Elkins L.L.P.